Exhibit 99.1

NASDAQ GM: LLEX

NEWS FOR IMMEDIATE RELEASE

LILIS ENERGY TO MERGE WITH BRUSHY RESOURCES

Establishes Footprint In the Permian Basin

DENVER, COLORADO – December 30, 2015 – Lilis Energy, Inc. (NASDAQ GM: LLEX) announced today that it has signed a definitive agreement to merge with Brushy Resources, Inc. (Brushy) (a reporting but non-publicly traded company), a San Antonio-based oil and gas company with primary operations in the Permian Basin in West Texas. The total consideration paid in the transaction is comprised of the issuance of Lilis shares of common stock representing approximately 50% of the post-closing, common stock outstanding, and assuming and refinancing $13.55 million in debt (see Recapitalization Plan below). In addition, at the closing, Brushy will divest certain of its assets in South Texas to its subordinated lender in exchange for the extinguishment of $20.50 million in subordinated debt, payment of $500,000 in cash, and the issuance of a $1 million subordinated note.

As a result of the transaction, Lilis is acquiring approximately 3,500 core net acres in the prolific Permian Southern Delaware Basin in the Crittendon Field of Winkler County, Texas, with over 500 potential drilling locations. Total net daily production on the assets being acquired is approximately 460 barrels of oil equivalent, with approximately 47% oil. Lilis expects the merger to close early in the second quarter of 2016.

In addition to, and as part of the transaction, at closing, Michael Pawelek and Edward Shaw, CEO and COO of Brushy Resources, Inc., respectively, are expected to be joining Lilis Energy’s team in senior management roles and Michael Pawelek and Peter Benz are expected to be appointed to the Lilis Board of Directors. In addition, Brushy’s employees will become employees of Lilis.

Mr. Avi Mirman, Chief Executive Officer of Lilis, commented on the transaction: “We are excited to have identified the combination of attractive producing assets and acreage position in the prolific Permian Basin, and a seasoned technical, operating and management team in Brushy Resources. This transaction marks our entry into the Permian Basin which, along with our existing assets in the DJ’s Wattenberg-Niobrara, we expect to provide us with a substantial production base and drilling inventory that remains highly economic, even in today’s oil and gas price environment. The transaction is a pivotal one for Lilis. We expect to continue to identify additional accretive bolt-on transactions in our core areas with a similar approach and philosophy to acquisitions.”

HIGHLIGHTS OF THE TRANSACTION

ENTRY INTO PERMIAN BASIN WITH MULTI-STACK RESOURCE PLAY – The assets being acquired are in the highly prolific area of the Delaware Basin in Winkler County. Brushy has approximately 3,500 net acres of multi-stack reservoir pay in the Wolfcamp, Bell Canyon, Brushy Canyon, Strawn and Atoka zones. Brushy has successfully completed two wells in this area utilizing “Window Pane”completion technology which utilizes existing vertical well bores and then horizontally fracs and completes wells in selected zones. Brushy has an additional 12 wells utilizing Window Pane completion technology. This completion process utilized by Brushy reduces drilling and completion costs by approximately 40% and enhances the highly economic resource play. Brushy has identified more than 500 possible horizontal locations in its Permian acreage, none of which have any proven reserves currently booked.

INITIATION OF LILIS’S ACQUISITION STRATEGY – The transaction is Lilis’s first major transaction in the current distressed oil and gas environment. Lilis views this transaction as an example of its acquisition strategy and represents the type of transaction it intends to aggressively pursue during this unique economic environment for oil and gas properties.

EXPANSION OF MANAGEMENT AND OPERATING TEAM – The transaction adds significant management and operating expertise, particularly in the Permian Basin, which complements Lilis’s expertise in the Denver-Julesburg (DJ) Basin.

RECAPITALIZATION PLAN POSITIONS LILIS FOR FUTURE GROWTH – As more fully described below, Lilis intends to refinance its existing senior indebtedness and convert all of its existing subordinated debt and preferred stock into shares of common stock at a price of $0.50 per share. The Recapitalization Plan will allow Lilis to capitalize on its attractive and economic inventory of oil and gas assets and to pursue additional accretive transactions.

RECAPITALIZATION PLAN

Simultaneous with entering into this Merger Agreement, Lilis is undertaking several significant steps to strengthen its balance sheet and overall financial position in conjunction with the closing of the merger. These steps include:

●	Lilis has entered into an agreement with holders of $6.85 million in outstanding debentures to convert the debentures into common stock at a price of $0.50 per share, upon closing of the transaction subject to the receipt of stockholder approval.
●	Lilis intends to include a proposal at the special meeting of stockholders to offer holders of its existing Series A Preferred Stock to convert into shares of common stock at a price of $0.50 per share.
●	Lilis has entered into a Forbearance Agreement with Heartland Bank of Arkansas in order to support consummation of the merger and refinancing of its existing indebtedness with the bank.

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TRANSACTION PROCESS OVERVIEW

Both Lilis and Brushy will require stockholder approval to approve the merger. Additional information related to the merger will be included in Lilis’s registration statement on Form S-4 that will include a joint proxy statement of Lilis and Brushy whereby a special meeting of stockholders will be convened to vote for the merger. The merger is subject to customary closing conditions, including stockholder approval and the refinancing of Brushy’s senior debt.

ROTH Capital Partners initiated the transaction and served as financial advisor to Brushy Resources, Inc.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin, where it holds approximately 16,000 net acres. Lilis Energy's near-term E&P focus is to pursue strategic acquisitions and grow current reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group (414) 351-9758 or visit www.lilisenergy.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

The proposed transaction between Lilis Energy, Inc. (“Lilis”) and Brushy Resources, Inc. (“Brushy”) will be submitted to Lilis’s and Brushy’s stockholders for their consideration. In connection with the transaction, Lilis and Brushy will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that will include a joint proxy statement of Lilis and Brushy that also constitutes a prospectus of Lilis, and each will mail the definitive joint proxy statement/prospectus to its stockholders. This communication is not a substitute for the registration statement, joint proxy statement/prospectus or any other document that Lilis and/or Brushy may file with the SEC in connection with the proposed transaction.

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INVESTORS AND SECURITY HOLDERS OF LILIS AND BRUSHY ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement containing the joint proxy statement/prospectus and other documents filed with the SEC by Lilis or Brushy (when available) through the web site maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Lilis will be available free of charge on Lilis’s internet website at http://www.lilisenergy.com or by contacting Lilis’s Investor Relations Department at (414) 351-9758.

Lilis, Brushy and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Lilis’s executive officers and directors in Lilis’s annual report on Form 10-K for the year ended December 31, 2014 and its definitive proxy statement filed with the SEC on December 15, 2015. You can find information about Brushy’s executive officers and directors in Brushy’s annual report on Form 10-K for the year ended December 31, 2014 and its definitive proxy statement filed with the SEC on July 31, 2015. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Contact:

MDC GROUP

David Castaneda or Arsen Mugurdumov

(414) 351-9758

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